  Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF CALIFORNIA

________________________________________________

§
NATURALSHRIMP, INC.
§
Plaintiff
§
vs.
§
VISTA CAPITAL INVESTMENTS, LLC
And DAVID CLARK
§
Defendants

 ___________________________

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Settlement Agreement”) is entered into this

9th day of April, 2020 by and between NaturalShrimp, Inc. (“NaturalShrimp”) on the one hand and Vista Capital Investments, LLC (“Vista”) and David Clark, individually (“Clark”) on the other hand. The parties are referred to collectively herein as the “Parties” and singularly, a “Party.”

1.0
Definitions. The following terms used herein shall have the meaning set out opposite the term.

1.1
“Security Purchase Agreement” means that certain security purchase agreement dated January 23, 2017 by and between NaturalShrimp and Vista whereby Vista acquired a promissory note and a five-year warrant.

1.2
“Convertible Note” means a promissory note dated January 23, 2017 in the principal amount of $262,500.00 wherein NaturalShrimp is maker and Vista is holder.

1.3
“Warrant” shall mean that certain warrant dated January 23, 2017 authorizing sale to and purchase by Vista of 70,000 shares of the common stock of NaturalShrimp.

1.4
“Financing Transaction” means that transaction represented by the Security Purchase Agreement and the acquisition of the Convertible Note and the Warrant by Vista made the basis of the Lawsuit.

1.5
  “Lawsuit” means the above styled and enumerated cause filed in San Diego County, California pending before the U.S. District Court for the Southern District of California.

1.6
“Closing” shall mean the date that the Parties execute this Settlement Agreement.

2.0
Recitals

2.1
This Lawsuit arises out of the Financing Transaction and the exercise or attempted exercise by Vista of Vista's alleged rights under the Warrant and Convertible Note.

2.2
The Parties have denied and contested the other Party’s assertions and allegations.

2.3
Notwithstanding the foregoing, the Parties now desire to compromise, resolve and settle, finally and forever, the disputes, claims and causes of action that were asserted or could have been asserted in the Lawsuit by each, one against the other.

2.4
All money and other consideration of any description passing hereunder is both less than the Party receiving said consideration, and more than the Party yielding such consideration believes is due. All Parties hereto agree that neither the giving of any consideration hereunder nor its acceptance shall operate as, or be evidence of, any admission, either of liability for, or lack of merit in any claim hereby released. The Parties also agree that by the execution of this Settlement Agreement the Parties hereto do not admit to the truthfulness of any of the claims or allegations made by the opposing party; rather, such claims, allegations and liability have been and are hereby expressly denied by each of the undersigned Parties.

3.0
Settlement Consideration:

3.1
For and in consideration of the mutual releases and other consideration set forth in in this paragraph 3.0 and in paragraph 5.0, below, the Parties, intending to be legally bound, hereby agree as follows:

3.2
NaturalShrimp, subject to the conditions set forth in this paragraph 3.2, agrees to pay or provide or cause to be provided to Vista, the following:

(a)
Upon Closing, NaturalShrimp will pay to Vista the sum of seventy-five thousand and no/100 dollars ($75,000.00) by wire transfer or other immediately available funds no later than one (1) business day after the Closing;

(b)
At or effective as of the Closing and subject to subparagraph 3.2(c), 3.2(d) and 3.2(e), NaturalShrimp will issue or cause to be issued to Vista seventeen million, five hundred thousand (17,500,000) unrestricted, freely trading common shares of NaturalShrimp (the

18.
“Settlement Shares”);

(c)
For a period of time equal to ninety (90) days from the date of Closing (the “BuyBack Period”), NaturalShrimp shall have the right but not the obligation to purchase from Vista eight million seven hundred fifty thousand (8,750,000) of the Settlement Shares (the “Allotted Settlement Shares”) at Market Price (defined below).

(d)
Vista will not, during the Buy-Back Period, offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of an amount of shares equal to the Allotted Settlement Shares, directly or indirectly, without the prior written consent of NaturalShrimp.

(e)
Vista will not, following the Closing, on any given trading day, offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of the Settlement Shares (not including the Allotted Settlement Shares during the Buy-Back Period, which are subject to sub-section (3.1(d)), directly or indirectly, in an amount greater than twenty percent (20%) of the average daily trading volume of the common stock on said given trading day, on the OTCQX, OTCQB, or the OTC Pink marketplaces, NASDAQ Capital Markets, NYSE, or other trading market on which the common stock is then trading. Vista shall only offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of the Settlement Shares in open market transactions and shall not offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of the Settlement Shares in private transactions without the prior written consent of NaturalShrimp. For the avoidance of doubt, following the Buy-Back Period, the Allotted Settlement Shares shall also be subject to the restrictions contained in this sub-section 3.1(e).

4.0
Buy-Back procedure:

4.1
To affect the re-purchase of the Allotted Settlement Shares, NaturalShrimp will give written notice by electronic mail to Vista of NaturalShrimp’s intention to re-purchase the Allotted Settlement Shares along with NaturalShrimp’s determination of the Market Price and aggregate purchase price. The sending of such notice shall create an enforceable obligation upon NaturalShrimp to consummate such a purchase.

4.2
Payment for the shares shall be via wire transfer to Vista’s account of the Aggregate Purchase Price, and shall be made three (3) business days after transmitting the written notice. The shares re-purchased hereunder shall transfer two (2) business days after receipt of the payment for the shares purchased hereunder. The transfer of the Allotted Settlement Shares will be affected through brokers or other persons able to cause the transfer of the relevant shares of the Parties’ choosing.

4.3
“Market Price” shall be the greater of (a) the volume weighted average trading price (“VWAP”) of the common shares over the five (5) preceding trading days prior to the date of the delivery by electronic mail of the written notice of the re-purchase, and (b) $0.02 per share.

“Aggregate Purchase Price” as used in this Section 4 shall mean the Allotted Settlement Shares multiplied by the Market Price.

4.4
The right of NaturalShrimp to re-purchase the Allotted Settlement Shares shall expire on the earlier to occur of (a) the lapsing of ninety (90) calendar days from the date of Closing; (b) the failure of NaturalShrimp to timely tender payment to Vista after providing notice of NaturalShrimp’s intention to re-purchase Allotted Settlement Shares; or (c) Natural Shrimp ceases to be a reporting company under the Securities Exchange Act of 1934 .

5.0
5.0 Joint and Mutual Release

5.1
Except for the affirmative obligations set forth herein, NaturalShimp, on behalf of itself and its respective direct or indirect predecessors, successors, parent companies, divisions, subsidiaries, agents, affiliates, subrogees, insurers, trustees, trusts, administrators, representatives, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, corporation, partnership, investment vehicle, fund or other entity managed or controlled by NaturalShrimp or in which NaturalShrimp has or had a controlling interest and the respective consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, owners of any of the foregoing, agrees to and does hereby release, acquit and forever discharge Vista and Clark, their representatives, successors, subsidiaries and affiliates and all present and former officers, directors, partners, principals, employees, attorneys, insureds, agents and assigns (the “Vista Released Parties”), from any and all claims, demands, suits (including, but not limited to, the Lawsuit), debts, promises, damages, judgments, executions, guaranties or warranties whatsoever in law or in equity, actions and causes of action of whatever kind and character whether in contract or in tort, known or unknown and arising out of or having to do with the Securities Purchase Agreement, the Convertible Note, the Warrant and/or the

Financing Transaction, the claims, causes of action or allegations described in NaturalShrimp’s pleadings in this matter or any actions or conduct of Vista and Clark prior to the date of this Agreement. It is the intention of NaturalShrimp that this release shall fully and completely release Vista and Clark. The releases contained in this Agreement shall not operate to release obligations under this Agreement.

5.2
Except for the affirmative obligations set forth herein, Vista and Clark, on behalf of themselves and their respective direct or indirect predecessors, successors, parent companies, divisions, subsidiaries, agents, affiliates, subrogees, insurers, trustees, trusts, administrators, representatives, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, corporation, partnership, investment vehicle, fund or other entity managed or controlled by Vista and Clark or in which Vista and Clark has or had a controlling interest and the respective consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, owners of any of the foregoing, agree to and do hereby release, acquit and forever discharge NaturalShrimp, its representatives, successors, subsidiaries and affiliates and all present and former officers, directors, partners, principals, employees, attorneys, insureds, agents and assigns (the “NaturalShrimp Released Parties”), from any and all claims, demands, suits (including, but not limited to, the Lawsuit), debts, promises, damages, judgments, executions, guaranties or warranties whatsoever in law or in equity, actions and causes of action of whatever kind and character whether in contract or in tort, known or unknown and presently existing, arising out of or having to do with the Securities Purchase Agreement, the Convertible Note, the Warrant and/or the Financing Transaction, the claims, causes of action or allegations described in the pleadings of Vista and/or Clark in this matter or any actions or conduct of NaturalShrimp prior to the date of this Agreement. It is the intention of Vista and Clark that this release shall fully and completely release NaturalShrimp. The releases contained in this

Agreement shall not operate to release obligations under this Agreement.

5.3
For the avoidance of doubt, it is specifically, understood and agreed that the Securities Purchase Agreement, the Convertible Note and the Warrant are hereby cancelled and are of no further force or effect and shall be as if same had never been prepared, signed or existed. All obligations and rights contained therein or associated with the Financing Transaction are terminated.

5.4
The releases in Section 5.2 shall not be effective until the delivery of the Shares promised under Section 3.

6.
Dismissal of Litigation. On or before the expiration of fifteen (15) days from the date of the Closing, the Parties will file or cause their attorneys to file agreed orders of dismissal in the Lawsuit dismissing with prejudice all actions and counterclaims filed therein and deliver evidence of same to the other Party. The Parties covenant and agree not to commence or prosecute any action or proceeding against the other Party based on any claims released by the Parties pursuant hereto.

7.0
Miscellaneous

7.1
Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto, and supersedes prior understandings and agreements, if any, among such Parties with respect to the subject matter. There are no representations, agreements, arrangements or understandings, oral or written, concerning the subject matter of this Agreement between and among the Parties hereto, which are not fully expressed or incorporated by reference herein. The Parties hereto have consulted with their respective attorneys concerning the meaning and import of this Agreement, and each has read this Agreement, as signified by the signatures hereto.

7.2
Binding Effect: This Agreement and its terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits, shall be binding upon, and shall inure to the benefit of, the undersigned Parties and their respective heirs, executors, administrators, representatives, officers, directors, shareholders, successors, agents, servants, employees, principals, partners, limited and general, and assigns.

7.3
No Assignment: The Parties represent and warrant that they have not sold or assigned any part of their claims against each other to any other party, person, or entity and that they are fully authorized to execute this Agreement.

7.4
Counterparts: This Agreement may be executed in counterparts by the undersigned and all such counterparts so executed shall together be deemed to constitute one final agreement, as if one document had been signed by all parties hereto; and each such counterpart shall be deemed to be an original, binding the party subscribed thereto, and multiple signature pages affixed to a single copy of this Agreement shall be deemed to be a fully executed original Agreement.

7.5
Waiver: Any failure or forbearance by any Party hereto to exercise any right or remedy with respect to enforcement of this Agreement or any instrument executed in connection herewith shall not be construed as a waiver of any of such Party's rights or remedies, nor shall such failure or forbearance operate to modify this Agreement or such instruments in the absence of a writing as provided above.

7.6
Amendment. This Agreement may not be modified except by a written instrument signed by the same Parties or their legal representatives.

7.7
Governing Law. This Settlement Agreement shall be governed by Texas law without giving effect to conflict of laws provisions, and shall be enforced in the Courts in Dallas County, Texas.

Dated as of the 9th day of April, 2020 but effective as of the date first set forth above.

VISTA CAPITAL INVESTMENTS, LLC

Date: April 13, 2020	By:	/s/ David Clark
David Clark
President

/s/ David Clark
Individually

NATURALSHRIMP, INC.

Date: April 13, 2020	By:	/s/ Gerald Easterling
Gerald Easterling
President